EXHIBIT 99.1


                              *** CONFIDENTIAL ***

TO:     Members  of  the  Board  of  Directors  and  Section  16  Officers

FROM:   Robert  Guttman
        Peter  Falconer

RE:     Blackout  Period  for  CCCG  Common  Stock

DATE:   January  6,  2004


This notice is to inform you that the blackout period imposed in connection with the transition to a new service provider for the CCC Information Services Inc. 401(k) Retirement Savings and Investment Plan (the "401(k) Plan"), originally scheduled to end during the week of December 29, 2003, has been extended. The blackout period is now expected to end during the week of January 5, 2004. During the week of January 5, you can determine whether the blackout period has ended by calling T. Rowe Price at 1-800-922-9945.

This extension is necessary as a result of delays in obtaining information from the former service provider necessary to complete the conversion of participant accounts. Until the blackout period ends, you are prohibited from purchasing, selling or otherwise acquiring or transferring CCC Information Services Group Inc. common stock (and any options or other derivative securities) acquired in connection with your service to or employment with CCC. Please note that this blackout applies to all shares of CCC common stock you acquired in connection with your service or employment and is not limited only to shares held in the 401(k) Plan.

This blackout is imposed by Section 306 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder by the Securities and Exchange Commission commonly referred to as Regulation BTR (Blackout Trading Restriction). By way of background, Section 306(a) of the Sarbanes-Oxley Act prohibits directors and executive officers of an issuer from trading in the issuer's equity securities during any period during which employees are unable to purchase or sell issuer equity securities held in 401(k) or similar plans. This period is commonly referred to as a "blackout period." A blackout period is usually imposed for administrative reasons such as changes in plan record keepers, introduction of new investment alternatives or business combinations.

Please note that, following the end of the blackout period associated with the 401(k) Plan conversion, you will remain subject to the Company's quarterly securities trading blackout period and accordingly will be prohibited from trading in CCC common stock until the expiration of that blackout period.

If you have questions related to the blackout period and your ability to purchase, sell or otherwise transfer CCC common stock, please contact Robert Guttman (312.229.2393) or Peter Falconer (312.229.2170).